UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

July 5, 2005
Date of Report (date of earliest event reported)

EAST WEST BANCORP, INC.
(Exact name of registrant as specified in its charter)

Commission file number 000-24939
Delaware	95-4703316
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification Number)

415 Huntington Drive, San Marino, California 91108
(Address of principal executive offices including zip code)

(626) 799-5700
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

East West Bancorp, Inc.
Current Report of Form 8-K

Item 1.01 Entry into a Material Definitive Agreement.

On June 29, 2005, East West Bancorp, Inc., a California corporation (“East West Bancorp”), its wholly owned subsidiary, East West Bank, a California state bank (“East West Bank”), United National Bank, a national banking association (“UNB”), and an individual shareholder owning approximately 99.99% of UNB’s outstanding stock (the “Principal Shareholder”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which UNB will merge with and into East West Bank, with East West Bank as the surviving bank (the “Merger”).

The Merger Agreement has been approved by the Boards of Directors of East West Bancorp, East West Bank, and UNB. In addition, concurrently with the execution of the Merger Agreement, the Principal Shareholder and each member of UNB’s Board of Directors, who hold the remaining .01% of UNB’s outstanding stock, approved the Merger Agreement and the Merger by unanimous written consent. Accordingly, UNB will not hold a shareholders’ meeting to vote upon the Merger or the Merger Agreement. Due to the size of the transaction, East West Bancorp is not required to solicit its shareholders’ approval.

The consideration to be paid in the Merger is a combination of cash and stock equal to 2.3 times UNB’s shareholders’ equity, subject to certain adjustments (the “Merger Consideration”). The Merger Consideration will consist of either 60% or 70% East West Bancorp common stock, with the remainder in cash. The Principal Shareholder will elect the proportion of cash versus stock on or before the fifth trading day prior to the effective date of the Merger. The aggregate consideration to be paid in the Merger, if consummated as of March 31, 2005, would be approximately $164.7 million, based upon UNB’s shareholders’ equity as of that date.

The Merger Agreement contains customary representations and warranties of the parties and customary covenants, including a covenant on the part of UNB and the Principal Shareholder not to solicit, provide confidential information with respect to, or otherwise encourage competing acquisition proposals.

Consummation of the Merger is conditioned upon, among other things, (i) regulatory approval, (ii) the absence of any laws or other similar orders prohibiting the consummation of the Merger, (iii) the accuracy of the representations and warranties contained in the Merger Agreement, (iv) each party having performed all of its obligations under the Merger Agreement, (v) the delivery by UNB of financial statements reflecting the financial condition of UNB as of the end of the calendar month immediately prior to the closing of the Merger, and (vi) UNB having a certain minimum allowance for loan and lease losses as of the end of the calendar month immediately prior to the closing of the Merger.

The Merger Agreement may be terminated if (i) the parties mutually agree to such termination, (ii) regulatory approval is not received, or (iii) the Merger is not consummated by December 31, 2005. If the Merger Agreement is terminated as a result of a breach by East West Bancorp and East West Bank, on the one hand, or UNB on the other hand, the non-breaching party is entitled to a termination fee of $3 million as liquidated damages.

The Merger will be completed as soon as is practicable after all regulatory approvals have been obtained and all other conditions in the Merger Agreement have been satisfied or waived.

This description of the Merger and the Merger Agreement is a summary only and is qualified by reference to the full text of the Merger Agreement which shall be filed with East West Bancorp’s quarterly report on Form 10-Q for the second quarter of 2005.

Item 9.01. Financial Statements and Exhibits.

(a) Not Applicable
(b) Not Applicable
(c) Exhibits
99.1    Exhibit 99.1 Press Release, dated June 30, 2005, issued by East West Bancorp, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 5, 2005

EAST WEST BANCORP, INC.
By:	/s/ Julia Gouw
Julia Gouw Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Exhibit 99.1 Press Release, dated June 30, 2005, issued by East West Bancorp, Inc.